Wizzard Closes $7.5 Million Financing

PITTSBURGH--(BUSINESS WIRE)—July 11, 2007--Wizzard Software (OTCBB: WIZD), the world’s largest podcast network, today announced that it has closed $7.5 million in equity financing from four institutional investors.  Wizzard has met all of the short-term conditions that were required to secure this funding and the transaction closed on July 9, 2007.

For a complete description of the terms of the financing, please visit www.sec.gov, where the Current Report on Form 8-K detailing this transaction can be found, in addition to all of Wizzard’s SEC filings.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the warrants or shares of Wizzard common stock. The preferred stock, the warrants and the shares of Wizzard common stock issuable upon conversion of the preferred stock or exercise of the warrants have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under or an applicable exemption from registration requirements of the Securities Act of 1933, as amended and applicable state securities laws. Under the terms of a registration rights agreement entered into as part of the transaction, Wizzard has agreed to file a registration statement under the Securities Act with the Securities and Exchange Commission to permit resales to the public of the shares of Wizzard’s common stock issuable upon conversion of the preferred stock and exercise of the warrants.

About Wizzard Media

Wizzard Media is the industry's leading podcast hosting network. Podcasts are a means for independent and professional content creators to publish audio and video shows for the world to enjoy over the Internet or on mp3 players, such as the Apple iPod. Podcasting is a relatively new phenomenon, but Wizzard Media collectively broadcasts 83 million podcast downloads per month through media aggregators like Apple's iTunes and other podcast directories. For more information, please visit www.wizzard.tv. Wizzard Media is a division of Wizzard Software, a leader in speech technology development.

Legal Notice

Legal Notice Regarding Forward-Looking Statements: "Forward-looking Statements" as defined in the Private Securities litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies and acts of terror against the United States.

Contacts:

IR Contacts:

Arthur Douglas and Associates

Art Batson (407) 478-1120

Ibis Consulting Group, LLC

Dina Lyaskovets

Stephen Lee Gjolme

(949) 852-8434

Media Contacts:

Big Mouth Communications

Amy Bonetti, 415-384-0900, amy@bigmouthpr.com

Susie Marino, 415-613-9138, dearsusan@marino.com